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EXHIBIT 10.1

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made and entered into as of March 20th, 2006 (the “Effective Date”) by and between EXELIXIS, INC., a Delaware corporation having its principal place of business at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and SANKYO COMPANY, LIMITED, a Japanese corporation having its principal place of business at 3-5-1 Nihonbashi-honcho, Chuo-ku, Tokyo 103-8426 Japan (“Sankyo”). Exelixis and Sankyo are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Sankyo is a multinational health care company that has expertise and capability in researching, developing and commercializing human pharmaceuticals.

B. Exelixis is a drug discovery company that has expertise and proprietary technology relating to compounds that modulate the Mineralocorticoid Receptor.

C. Sankyo and Exelixis desire to establish a collaboration to apply such Exelixis technology and such expertise of Exelixis and Sankyo to the lead optimization and characterization of small molecule compounds that modulate the Mineralocorticoid Receptor, and to the development and commercialization of novel therapeutic and prophylactic products based on such compounds.

NOW THEREFORE, Exelixis and Sankyo agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) shall have the following meaning set forth in this Article 1, or, if not listed in this Article 1, the meaning as designated in the text of this Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through any intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Annual FTE Rate” means the amount to be paid by Sankyo to support one (1) FTE for one (1) year. The Annual FTE Rate during the Initial Research Term is [ * ] per year.

The Annual FTE Rate for the Research Term Extension, if any, shall be as agreed upon by the Parties pursuant to Section 2.5.

1.3 “Back-up Compounds” means: (a) the following Small Molecule Compounds: [ * ]; and (b) [ * ].

1.4 “Back-up Compound Know-How” means all Information that is Controlled by Exelixis and its Affiliates [ * ] that comprises Inventions [ * ]. Back-up Compound Know-How does not include any Back-up Compound Patent or any information licensed to Exelixis or its Affiliate [ * ].

1.5 “Back-up Compound Patents” means all Patents that are Controlled by Exelixis and its Affiliates [ * ] and that claim Inventions [ * ]. Back-up Compound Patents do not include any Joint Patents or any Patents licensed to Exelixis or its Affiliate [ * ].

1.6 “Collaboration” means all the activities performed by or on behalf of Exelixis or Sankyo in the course of performing work contemplated in Article 2.

1.7 “Commercialize” or “Commercialization” means all activities that are undertaken after Regulatory Approval for a particular Product and that relate to the commercial marketing and sale of such Product including advertising, marketing, promotion, distribution, and post-approval clinical studies.

1.8 “Control” or “Controlled” means, with respect to any Small Molecule Compound, material, Information or intellectual property right, that the Party owns or has a license to such Small Molecule Compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such Small Molecule Compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.9 “Derivatives” means all: (a) Small Molecule Compounds that [ * ]; and (b) [ * ].

1.10 “Develop” or “Development” means, with respect to the Product, the performance of all research, pre-clinical, clinical and regulatory activities required to obtain Regulatory Approval of a Product.

1.11 “Diligent Efforts” means the carrying out of obligations or tasks in a sustained manner consistent with the efforts a Party devotes to a product or a research, development or marketing project of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Diligent Efforts requires that the Party: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations;

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and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.12 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto. The member countries of the European Union as of the Effective Date are Belgium, Denmark, Germany, Greece, Spain, France, Ireland, Italy, Luxemburg, Netherlands, Austria, Portugal, Finland, Sweden, the United Kingdom, Estonia, Latvia, Lithuania, Poland, the Czech Republic, Slovakia, Hungary, Slovenia, Malta, and Cyprus.

1.13 “Exelixis Know-How” means the Existing Compound Know-How and the Back-up Compound Know-How.

1.14 “Exelixis Net Sales” means net sales of any Product by Exelixis or its sublicensees pursuant to the license granted by Sankyo in Section 10.3(b) and Section 10.4(c) and as determined on the same basis as Net Sales, substituting Exelixis for Sankyo.

1.15 “Exelixis Patents” means the Existing Compound Patents and the Back-up Compound Patents.

1.16 “Existing Compounds” mean all: (a) the following Small Molecule Compounds: [ * ]; and (b) [ * ].

1.17 “Existing Compound Know-How” means all Information that is Controlled by Exelixis and its Affiliates [ * ] Existing Compounds. Existing Compound Know-How does not include any Existing Compound Patent or any information licensed to Exelixis or its Affiliate [ * ].

1.18 “Existing Compound Patents” means all Patents: (a) that are Controlled by Exelixis and its Affiliates [ * ] in Exhibit 1.18; or (b) issuing from or claiming priority to any of the foregoing. Existing Compound Patents do not include any Back-up Compound Patents, Joint Patents or any Patents licensed to Exelixis or its Affiliate [ * ].

1.19 “FTE” means the equivalent of a single person working full time for Exelixis over a twelve (12) month period (including normal vacations, sick days and holidays).

1.20 “IND” means: (a) an Investigational New Drug Application filed with the U.S. Food and Drug Administration (the “FDA”) or its equivalent in any country outside the United States where a regulatory filing is required or obtained to conduct a clinical trial; or (b) with respect to any country where a regulatory filing is not required or obtained to conduct a clinical trial, the first enrollment of a human subject in the first trial involving the first use of a Product in humans.

1.21 “Information” means information, material, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, inventions, practices, methods, techniques, specifications, formulations, formulae, cell lines, cell media, knowledge, know-how, skill, experience, manufacturing materials, financial data, test data

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, quality assurance data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.22 “Initial Research Term” means the period commencing on the Effective Date and ending fifteen (15) months later.

1.23 “Initiation” means, with respect to a Phase II Trial or Phase III Trial, the first enrollment of a patient in such trial.

1.24 “Invention” means any invention or improvement that in each case is made, conceived or reduced to practice by or on behalf of a Party or both Parties in the course of performing under this Agreement.

1.25 “Joint Patents” has the meaning set forth in Section 7.1.

1.26 “Joint Research Committee” or “JRC” means the committee described in Section 2.2.

1.27 “Launch” means, for each Product in each country, the first arm’s-length sale to a Third Party (or an Affiliate of a Party if such Affiliate is the end user of such Product) in such country after Regulatory Approval of such Product in such country. A Launch shall not include any Product sold for use in clinical trials, for research or for other non-commercial uses, or that is supplied as part of a compassionate use or similar program.

1.28 “Lead Compound” means the Existing Compound, [ * ].

1.29 “Licensed Compound” means any Existing Compound, Back-up Compound or Derivative.

1.30 “Major Country” means any of the following countries, and their respective territories and possessions: [ * ].

1.31 “MR” means: (a) the gene for the Mineralocorticoid Receptor (for any species); (b) the protein encoded by such gene; and (c) all subtypes, mutants, variants and fragments thereof.

1.32 “NDA” means: (a) a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA in order to obtain Regulatory Approval in the United States; or (b) an application for Regulatory Approval required before commercial sale or use of a Product as a drug in a regulatory jurisdiction other than the United States.

1.33 “NDA Acceptance” means the submission to the FDA in the United States or the corresponding authorities in a country other than the United States of an NDA for the Product and filing of such NDA in such country.

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1.34 “Net Sales” means, for any period, the gross amount invoiced or otherwise charged by Sankyo or its Affiliates or Sublicensees for the sale of any Product to any Third Party, less the following deductions to the extent actually incurred or allowed in connection with the sale of such Product (and in accordance with the integrated system of International Accounting Standards and International Financial Reporting Standards, consistently applied): (a) trade, quantity and cash discounts allowed; (b) commissions, discounts, refunds, rebates, charge-backs, retroactive price adjustments, and any other allowances which effectively reduce the net selling price; (c) actual Product returns and allowances; (d) delayed ship order credits and discounts pursuant to indigent patient programs and patient discount programs, including, but not limited to, “Together Rx” and coupon discounts; and (e) any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes.

In the event a Product is sold as an end-user product consisting of a combination of active functional elements or as a combined product and/or service, Net Sales, for purposes of determining royalty payments on such Product, shall be calculated by multiplying the Net Sales of the end-user product and/or service by the fraction A over A+B, in which A is the gross selling price of the Product portion of the end-user product and/or service when such Product is sold separately during the applicable accounting period in which the sales of the end-user product were made, and B is the gross selling price of the other active elements and/or service, as the case may be, of the end-user product and/or service sold separately during the accounting period in question. All gross selling prices of the elements of such end-user product and/or service shall be calculated as the average gross selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country or countries, no separate sale of either such above-designated Product or such above designated elements of the end-user product and/or service are made during the accounting period in which the sale was made or if gross retail selling price for an active functional element, component or service, as the case may be, cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, variations in potency, the relative contribution of each active agent, component or service, as the case may be, in the combination, and relative value to the end user of each active agent, component or service, as the case may be. Notwithstanding the foregoing, the Parties agree that, for purposes of this paragraph, drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients” or “active functional elements”.

1.35 “Non-Disclosure Agreements” means: (a) the Confidential Disclosure Agreement among Sankyo, Exelixis and Exelixis’ Affiliate X-Ceptor Therapeutics, Inc., effective as of July 27, 2005, and all amendments thereto; and (b) the Consultant’s Confidential Disclosure Agreement among Exelixis, Sankyo, and Sankyo’s consultant Jim Zeller Consulting LLC, effective as of October 18, 2005.

1.36 “Patents” means all: (a) United States patents, re-examinations, reissues, renewals, extensions and term restorations, inventors’ certificates and non-U.S. counterparts

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

thereof; (b) pending applications for United States patents, including provisional applications, continuations, continuations-in-part, continued prosecution, divisional and substitute applications; and (c) non-U.S. counterparts of the foregoing.

1.37 “Phase II Trial” means a human clinical trial of the Product, the principal purpose of which is to make a preliminary determination that such Product is safe for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation).

1.38 “Phase III Trial” means a pivotal human clinical trial of a Product, which trial is designed to: (a) establish that the Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) be generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation).

1.39 “Product” means any human therapeutic or prophylactic product that contains or comprises any Licensed Compounds as a main ingredient.

1.40 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.41 “Research Plan” shall have the meaning set forth in Section 2.3.

1.42 “Research Term” means the period of the Initial Research Term plus any extension agreed upon by the Parties pursuant to Section 2.5.

1.43 “Sankyo Know-How” means all Information that is Controlled by Sankyo or its Affiliates [ * ], excluding any Information jointly owned by the Parties. Sankyo Know-How does not include any Sankyo Patents.

1.44 “Sankyo Patents” means all Patents Controlled by Sankyo or its Affiliates [ * ], but excluding any Joint Patents.

1.45 “Small Molecule Compound” means a molecule with a molecular weight less than or equal to [ * ].

1.46 “Sublicensee” means a person, corporation, partnership or other entity, other than an Affiliate, that is granted a sublicense by Sankyo under the grant in Section 4.1 or that is granted a license to develop and/or commercialize Products.

1.47 “Term” means the period beginning on the Effective Date and ending on the expiration or earlier termination of this Agreement.

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1.48 “Third Party” means any person or entity other than Exelixis, Sankyo or an Affiliate of Exelixis or Sankyo.

1.49 “Valid Claim” means: (a) any claim of an issued Patent in the Exelixis Patents, Joint Patents or the Sankyo Patents that has not (i) expired or been abandoned, (ii) been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period or (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or, [ * ], (b) any claim under a application for a Patent in the Exelixis Patents, Joint Patents or the Sankyo Patents that has not been abandoned, canceled, withdrawn from consideration, or finally determined to be unallowable in a decision from which no appeal can be taken.

2.	COLLABORATION

2.1 Overview. The general goals and intent of the Collaboration are to apply each Party’s technology and expertise to optimize and characterize Licensed Compounds that may be developed into Products. During the Initial Research Term of the Collaboration: (a) Sankyo will focus on the completing the characterization of the Lead Compound for the filing of an IND and on the optimization of Licensed Compounds (other than the Lead Compound) through the creation and testing of Derivatives; and (b) Exelixis will focus on the optimization of Licensed Compounds (other than the Lead Compound) through the creation and testing of Derivatives. The details of the work to be conducted under the Collaboration will be set forth in the Research Plan, as described in Section 2.3.

2.2 Joint Research Committee.

(a) Membership. The Joint Research Committee (the “JRC”) shall be composed of [ * ] members. Within [ * ] days after the Effective Date, each Party shall appoint [ * ] to the JRC, with one (1) of those representatives being the individual at the Party with primary responsibility for the day-to-day management and execution of the Research Plan. Each Party may replace its appointed JRC representatives at any time upon written notice to the other Party. [ * ] shall designate one (1) of its representatives as Chairperson of the JRC. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within [ * ] days thereafter. Any JRC member may add topics to the draft agenda.

(b) Decision-making. The [ * ] JRC representatives of each Party shall collectively have one (1) vote, and the JRC shall operate by unanimous consent of all JRC members present and in accordance with the principles set forth in this Article 2. In the event of a dispute between the Parties with regard to the performance of the Collaboration, the matter shall be elevated to the [ * ]. If these two (2) individuals are unable to agree, then the matter shall be elevated to the [ * ]. Notwithstanding anything to the contrary, no decision by a Party shall require the other Party to: (i) breach any obligation or agreement that such other Party may have with or to a Third Party; (ii) perform any activities that are materially different or greater in

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scope than those provided for in the then-current Research Plan; or (iii) incur any material financial costs in addition to those expressly described in Article 5 of this Agreement.

(c) Responsibilities. The JRC shall be responsible for the planning and execution of the Collaboration, and it may appoint various scientific working groups that will report to the JRC and that will manage the day-to-day activities and decisions required under the Collaboration. At its meetings, the JRC shall evaluate the data generated by the Parties in the course of carrying out the Research Plan, shall prioritize projects within the Research Plan, shall perform those activities specifically described in this Agreement, and may propose revisions to the Research Plan in accordance with Section 2.3. To the extent necessary to carry out its responsibilities, a Party’s JRC members shall be granted access to the other Party’s Confidential Information relevant to any decision required to be made by the JRC.

(d) Meetings. During the Research Term, the JRC shall meet quarterly by audio or video teleconference and, at a minimum, once each [ * ] in person. Such quarterly meetings of the JRC shall be held on an alternating basis at Sankyo’s facilities in Shinagawa, Tokyo and at Exelixis’ facilities in South San Francisco or San Diego (as applicable). With the consent of the representatives of each Party serving on a particular committee, other representatives of each Party may attend meetings of that committee as nonvoting observers. Meetings of the JRC shall be effective only if at least one (1) representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the committee meetings. The Parties shall endeavor to schedule meetings of the JRC at least [ * ] in advance.

2.3 Research Plan. The Parties have agreed in writing upon a detailed plan for the research to be carried out by the Parties during the Research Term, which is incorporated herein by reference to the Disclosure Letter (the “Disclosure Letter”) between the Parties of even date herewith (the “Research Plan”). The Research Plan includes each Party’s respective obligations in furtherance of the Collaboration and timelines for performance of such obligations. The Research Plan shall call for at least [ * ] FTEs throughout the Initial Research Term. Sankyo shall compensate Exelixis, in accordance with Section 5.2, for all FTEs called for in the Research Plan, and Exelixis shall not have any obligation to devote more than such number of FTEs in the performance of its obligations under the Research Plan. The JRC shall review the Research Plan at least [ * ] and may propose revisions to the Research Plan that are consistent with the terms of this Agreement. The revised Research Plan may only be approved with the mutual written agreement of the Parties. Once so approved, such revised Research Plan shall replace the prior Research Plan.

2.4 Compound Transfer. Within [ * ] of the Effective Date, Exelixis shall use commercially reasonable efforts to transfer to Sankyo the items listed on Exhibit 2.4. Upon Sankyo’s reasonable request, Exelixis shall facilitate the transfer of technology relating to the manufacturing process, if any, for the Existing Compounds to Sankyo, at any time during the period of [ * ] following the Effective Date. During the Research Term, within [ * ] of receiving Sankyo’s reasonable request for one or more particular items of Information that is in Exelixis’ possession, including any [ * ], and that is generated by Exelixis under the Research Plan,

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Exelixis shall use commercially reasonable efforts to transfer such items to Sankyo. Sankyo shall reimburse Exelixis for any out-of-pocket costs incurred by Exelixis in connection with this Section 2.4 and for reasonable travel expenses incurred by Exelixis to attend, at Sankyo’s request, any meetings not held at an Exelixis facility.

2.5 Extension of Research Term. The Parties may mutually agree to extend the Research Term beyond the end of the Initial Research Term for an additional two (2) year period, during which time Sankyo shall fund at least [ * ] FTEs per year at the Annual FTE Rate(s) to be agreed upon by the Parties and such FTEs shall either: (a) [ * ]; or (b) develop [ * ]. If the Parties intend to so extend the Research Term, then at least [ * ] prior to the end of the Initial Research Period, the Parties shall agree upon a written Research Plan that covers such extension period and specifies the applicable Annual FTE Rate(s) and shall amend this Agreement as necessary including, if applicable, to clarify each Parties’ rights and obligations with respect to the [ * ] and [ * ].

2.6 Obligations of Parties. Exelixis and Sankyo shall provide the JRC and its authorized representatives with reasonable access during regular business hours to all records, documents, and Information relating to the Collaboration which such committee may reasonably require in order to perform its obligations hereunder, provided that if such documents are under a bona fide obligation of confidentiality to a Third Party, then Exelixis or Sankyo, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.

2.7 Collaboration Guidelines. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Exelixis and Sankyo is that of independent contractors, and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

2.8 Conduct of Research. The Parties shall use Diligent Efforts to conduct their respective tasks throughout the Collaboration and shall conduct the Collaboration in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives as efficiently and expeditiously as reasonably practicable. Except as set forth in Section 5.2, each Party shall bear its own costs in performing its obligations under the Collaboration.

2.9 Records. Each Party shall maintain complete and accurate records of all work conducted under the Collaboration and all results, data and developments made pursuant to its efforts under the Collaboration. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Collaboration in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

2.10 Reports. During the Research Term, each Party shall report to the JRC no less than [ * ] and will submit to the other Party and the JRC a [ * ] written progress report summarizing the work performed under the Collaboration. If reasonably necessary for a Party to perform its work under the Collaboration or to exercise its rights under the Agreement, such

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Party may request that the other Party provide more detailed information and data regarding such results reported by such other Party, and such other Party shall promptly provide the requesting Party with information and data as is reasonably related to such request. All such reports shall be considered Confidential Information of the Party providing same.

2.11 Review of Licensed Compounds. As part of the criteria for the submission of a Licensed Compound for [ * ] (a “Development Candidate”), Exelixis shall review the results of all [ * ] conducted by either Party in the normal course of performing research under the Research Plan or by Sankyo in the normal course of performing research after the expiration of the Research Term. In the event review by Exelixis is after the expiration of the Research Term, Sankyo shall provide Exelixis with the results of all [ * ] for such Development Candidate, and sufficient samples of any such Development Candidate to have such assays conducted. Exelixis may use such results and samples for the sole purpose of performing assays to verify that such Development Candidate does not display [ * ] (“[ * ] Activity”). [ * ] shall be responsible for having such assays conducted as well as any costs associated with such assays. If Exelixis notifies Sankyo in writing within [ * ] of receiving a sample of a submitted Development Candidate that such Development Candidate displays [ * ] Activity, then Sankyo shall not [ * ] such Development Candidate, and Sankyo’s licenses [ * ] such Development Candidate shall terminate (solely with respect to such Development Candidate). In the event that Exelixis does not provide written notice to Sankyo with respect to the [ * ] Activity of a submitted Development Candidate within such [ * ] period, then Sankyo shall be free to develop and commercialize such Development Candidate on the terms and conditions set forth in this Agreement.

If Sankyo is required to [ * ] of a Development Candidate under this Section 2.11 due to a [ * ], Sankyo may choose from the following options:

(a) Sankyo may [ * ] or derivatize away the [ * ] Activity; or

(b) Sankyo may select a different Licensed Compound for [ * ]. Furthermore, any substitution of a Licensed Compound under this Section 2.11 [ * ].

3.	DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

3.1 Sankyo Development and Commercialization. As between the Parties, Sankyo (or its Affiliates or sublicensees) have sole authority to conduct, at its own expense, all clinical development, manufacturing and commercialization activities, including all regulatory activities, with respect to any Products. All regulatory applications with respect to the Products will be owned by Sankyo and/or its Affiliates or sublicensee(s), as applicable. Upon [ * ], Exelixis shall cooperate with Sankyo in connection with regulatory submissions related to any Product, including, but not limited to [ * ]. Sankyo shall have sole control and responsibility for, and shall bear all of its costs and expenses associated with, the development, manufacture (including formulation) and commercialization of all Products, as applicable.

3.2 Diligence. Sankyo shall use Diligent Efforts to [ * ] and shall be deemed to have fully discharged its diligence obligation upon [ * ]. Exelixis may notify Sankyo in writing if

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Exelixis in good faith believes that Sankyo is not meeting its diligence obligations set forth in this Section 3.2, and may further request review of Sankyo’s records generated and maintained as required under Section 3.5, to the extent those records relate to [ * ]. Promptly after receiving such notice, Sankyo shall meet with Exelixis and discuss the matter in good faith. Exelixis may terminate this Agreement pursuant to Section 10.4 if Sankyo fails to meet such diligence obligations.

3.3 Progress Reporting. Sankyo will keep Exelixis appropriately informed about Sankyo’s Development and Commercialization efforts with respect to Products. Without limiting the generality of the foregoing, Sankyo shall provide Exelixis with written notice within [ * ] of the occurrence of any of the milestone events listed in Section 5.3. Sankyo shall also provide Exelixis with [ * ] written reports on the general progress of Sankyo’s efforts to Develop and Commercialize Products, including a [ * ]. Additionally, Sankyo shall provide Exelixis with a [ * ] written report describing Sankyo’s progress at Developing and Commercializing Products. If reasonably necessary or useful for Exelixis to exercise its rights under this Agreement, Exelixis may request that Sankyo provide more detailed information and data regarding the work reported by Sankyo, and Sankyo will, without delay, provide Exelixis with information and data as is reasonably related to such request. All such reports shall be considered Confidential Information of Sankyo.

3.4 Compliance with Laws. Sankyo shall perform, and shall ensure that its Affiliates, Sublicensees and Third Party contractors perform, all Development and Commercialization activities for which it is responsible under this Agreement in good scientific and medical manner and in compliance with all applicable laws, rules and regulations.

3.5 Records. Sankyo shall maintain complete and accurate records of all Development, manufacturing and Commercialization conducted by it or on its behalf related to each Product, and all Information generated by it or on its behalf in connection with development under this Agreement with respect to each such Product. Sankyo shall maintain such records until the later of: (a) [ * ] after such records are created, or (b) [ * ] after the Launch of the Product to which such records pertain. Such records shall be at a level of detail appropriate for [ * ] purposes. Exelixis shall have the right to review and copy such records of Sankyo at reasonable times to the extent necessary or useful for Exelixis to conduct its obligations or enforce its rights under this Agreement.

4.	LICENSES AND OTHER RIGHTS

4.1 Exclusive Licenses.

(a) Subject to the terms and conditions of this Agreement, Exelixis hereby grants to Sankyo a worldwide, exclusive, royalty-bearing license (with the right to sublicense), under the Existing Compound Patents, the Existing Compound Know-How and Exelixis’ interest in the Joint Patents, to make, have made, use, develop, sell, offer for sale and import Products containing or comprising Existing Compounds or Derivatives thereof (but not Back-up Compounds or Derivatives thereof).

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) Subject to the terms and conditions of this Agreement, Exelixis hereby grants to Sankyo a worldwide, exclusive, royalty-bearing license (with the right to sublicense), under the Back-up Compound Patents, the Back-up Compound Know-How and Exelixis’ interest in the Joint Patents, to make, have made, use, develop, sell, offer for sale and import Products containing or comprising Back-up Compounds or Derivatives thereof.

4.2 Retained Rights. Exelixis retains the right under the Existing Compound Patents, the Existing Compound Know-How, the Back-up Compound Patents, the Back-up Compound Know-How and Exelixis’ interest in the Joint Patents to make, have made, use, and test Licensed Compounds solely for internal research purposes. For clarity, Exelixis retains all rights with respect to compounds that are not Licensed Compounds.

4.3 Sublicenses. Any sublicense grant by Sankyo under this Agreement shall be made subject to the terms of this Agreement and shall impose restrictions and conditions upon Affiliates and Sublicensees that are consistent with those imposed upon Sankyo by this Agreement. Sankyo shall remain fully responsible for the conduct of its Affiliates and Sublicensees under the terms of this Agreement, including any breach of the terms hereof by such Affiliates and Sublicensees. In the event of a material default by an Affiliate or Sublicensee under a sublicense agreement with Sankyo, Sankyo will inform Exelixis and take such action as necessary or appropriate to cure such default.

4.4 Negative Covenants. Sankyo and its Affiliates shall not, and shall ensure that their Sublicensees do not, practice Exelixis Patents and/or Exelixis Know-How outside the scope of the licenses granted in Section 4.1. Sankyo hereby covenants that it shall not, and shall not enable any Affiliate or Third Party to, use any Exelixis Know-How, Exelixis Patents or the assays transferred by Exelixis pursuant to Section 2.4, [ * ].

4.5 Licenses to Exelixis. Subject to the terms of this Agreement, Sankyo hereby grants Exelixis a non-exclusive, worldwide, royalty-free license (with the right to sublicense to Affiliates, but without the right to sublicense to Third Parties except with prior written consent of Sankyo) under the Sankyo Know-How and Sankyo Patents, solely to perform research during the Research Term in accordance with the Research Plan.

4.6 No Additional Licenses. No right or license under any Patents or other intellectual property rights Controlled by a Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

4.7 Exclusivity. During the Research Term, neither Party shall [ * ], except for either Party to conduct activities set forth in the Research Plan [ * ].

5.	FINANCIAL TERMS

5.1 Upfront Fee. Sankyo shall pay Exelixis an upfront fee of twenty million dollars ($20,000,000) no later than five (5) business days after the Effective Date. The upfront fee payment made by Sankyo to Exelixis pursuant to this Section 5.1 shall be noncreditable and nonrefundable.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.2 Research Support. No later than the first day of each calendar quarter during the Research Term, Sankyo shall pay Exelixis an amount equal to the product of one-quarter ( 1/4) of the Annual FTE Rate multiplied by the number of FTEs set forth in the Research Plan for such quarter. All payments made by Sankyo pursuant to this Section 5.2 shall be non-refundable and non-creditable [ * ].

5.3 Milestone Payments. With regard to each Product containing a separate Licensed Compound and for a separate indication, Sankyo shall make the nonrefundable and non-creditable ([ * ]) milestone payments set forth below to Exelixis within [ * ] after first achievement of each of the following events by Sankyo or any of its Affiliates or Sublicensees:

(a) [ * ] upon filing of an IND for such Product anywhere in the world;

(b) [ * ] upon first Initiation of a Phase II Clinical Trial anywhere in the world;

(c) [ * ] upon first Initiation of a Phase III Clinical Trial anywhere in the world;

(d) [ * ] upon first NDA Acceptance for such Product anywhere in the world;

(e) [ * ] upon Launch of such Product in the United States;

(f) [ * ] upon Launch of such Product in any country in Europe (including the EU) or Asia (including Southeast Asia and the Pacific Rim);

(g) [ * ] upon the first time the annual, worldwide, aggregate Net Sales of such Product reach or exceed [ * ]; and

(h) [ * ] upon the first time the annual, worldwide, aggregate Net Sales of such Product reach or exceed [ * ].

If any milestone event (the “Later Milestone”) is achieved during the development of a Product prior to the achievement of a milestone event listed above it (an “Earlier Milestone”) for the same Product, then Sankyo shall pay to Exelixis, within [ * ] of the achievement of such Later Milestone, the amount for such Later Milestone plus the amount for each and every Earlier Milestone not yet achieved; provided, however, that [ * ].

Furthermore, if development of a Licensed Compound for a Product ceases or is suspended, then Sankyo shall [ * ] Licensed Compound. However, if any subsequent Licensed Compound is developed for a separate Product, then Sankyo shall [ * ]. For clarity, the Parties agree that a separate Product shall not include [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

The development of any combination product containing the same Licensed Compound as an existing Product as one of its active ingredients, or the development of an existing Product for [ * ] shall not be considered as a separate Product subject to the milestone payments stated in Section [ * ]. Following the [ * ] of a combination product containing the same Licensed Compound as an existing Product, Sankyo shall pay the milestones stated in Section [ * ] as they become applicable. Following the inclusion of a [ * ] of an existing Product [ * ], Sankyo shall pay [ * ] the milestones stated in Section [ * ] as they become applicable. For clarity, the Parties agree that Sankyo shall not pay any of the milestones stated in Section [ * ] for the Launch of an existing Product for [ * ]. Sankyo shall also pay the sales milestones stated in Section 5.3(g)-(h) as they become applicable, and, notwithstanding the previous distinctions, the aggregate Net Sales of all Products containing the same Licensed Compound may be combined when determining whether such sales milestones have been achieved.

5.4 Royalty Payments.

(a) For each Product that is covered by a Valid Claim of any Exelixis Patents or Joint Patents, Sankyo shall make noncreditable, nonrefundable royalty payments to Exelixis at the following royalty rates:

(i) [ * ] of the Net Sales of the annual (based on Sankyo’s fiscal year), worldwide, aggregate Net Sales for each Product up to [ * ]; and

(ii) [ * ] of the Net Sales of the annual (based on Sankyo’s fiscal year), worldwide, aggregate Net Sales for each Product that exceeds [ * ].

(b) For each Product that is covered solely by a Valid Claim of any Sankyo Patent, Sankyo shall make noncreditable, nonrefundable royalty payments to Exelixis at: (i) [ * ]of the royalty rates set forth in Section 5.4(a)(i) or Section 5.4(a)(ii) for Patents [ * ]; and (ii) [ * ] of the royalty rates set forth in Section 5.4(a)(i) or Section 5.4(a)(ii) for all other Patents, as applicable, for the annual, worldwide aggregate Net Sales of such Product.

(c) In the event that a [ * ], the Parties agree to hold good faith discussions to [ * ].

5.5 Term of Royalties. Exelixis’ right to receive royalties under Section 5.4(a) shall expire on a country-by-country and Product-by-Product basis upon the [ * ] of: (a) [ * ]. Exelixis’ right to receive royalties under Section 5.4(b) shall expire on a country-by-country and Product-by-Product basis upon the [ * ] of: (a) [ * ].

5.6 Reports. Within [ * ] after the end of the calendar quarter in which Launch in any country occurs, and each calendar quarter thereafter, Sankyo shall send to Exelixis: (a) a payment of all royalties owed to Exelixis for such quarter; and (b) a report of Net Sales of Products in sufficient detail on a country-by-country basis to permit confirmation of the accuracy of the royalty payment made, including the number of Products sold, the gross sales and Net Sales of Products, the royalties payable (in dollars), the method used to calculate the royalty, and the exchange rates used.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.7 Sublicenses. In the event Sankyo grants licenses or sublicenses to others to sell Products which are subject to milestone payments under Section 5.3 or royalty payments under Section 5.4, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by Sankyo, and Sankyo shall pay, or shall ensure that sublicensee shall pay, to Exelixis, the milestone and royalty payments set forth in Sections 5.3 and 5.4 as if such milestone-triggering events or sales of the licensee or sublicensee were performed or made by Sankyo.

5.8 Acknowledgment of Exelixis Contribution. The Parties hereby acknowledge that the value contributed by Exelixis to any Product developed and/or commercialized by or on behalf of Sankyo, its Affiliates and Sublicensees is the access to the Exelixis Know-How and Exelixis Patents and that the milestone and royalty payments described above in this Article 5 will be payable by Sankyo regardless of whether a Product is covered by an Exelixis Patent, and/or Joint Patent.

5.9 Payments. All references to “dollars” or “$” means the legal currency of the United States. All amounts due to Exelixis by Sankyo under this Agreement shall be paid in dollars by wire transfer in immediately available funds to an account designated by Exelixis. If any currency conversion shall be required in connection with any royalty payment under this Agreement, such conversion shall be made by using the average of buying and selling exchange rates for conversion of foreign currency and dollars as published in The Wall Street Journal, Western Edition, on the last business day of the applicable reporting period. If Sankyo is prevented from paying Exelixis any royalties in a given country because the local currency is blocked and cannot be removed from the country, then Sankyo shall promptly pay Exelixis in the local currency by deposit in a local bank designated by Exelixis, to the extent permitted by local law.

5.10 Withholding of Taxes. Sankyo may withhold from payments due to Exelixis amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Sankyo shall provide to Exelixis all relevant documents and correspondence, and shall also provide to Exelixis any other cooperation or assistance on a reasonable basis as may be necessary to enable Exelixis to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a non-U.S. tax credit. Sankyo shall give proper evidence from time to time as to the payment of such tax.

5.11 Late Payments. Any amounts not paid by Sankyo when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Exelixis has received payment at a rate equal to: (a) the sum of [ * ] plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal, Western Edition (or similar reputable data source), calculated daily on the basis of a 365-day year; or, if lower, (b) the highest rate permitted under applicable law.

5.12 Records and Audit. During the term of this Agreement and for a period of [ * ] thereafter, each Party shall keep complete and accurate records pertaining to the development,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

manufacture, use, sale or other disposition of the Products, in sufficient detail to permit the other Party to confirm the accuracy of all payments due hereunder. Each Party shall have the right to cause an independent, certified public accountant to audit such records to confirm the accuracy of the other Party’s payments; provided, however, that such auditor shall not disclose the other Party’s confidential information, except to the extent such disclosure is necessary to verify the payments due under this Agreement. Each Party shall bear the full cost of such audit unless such audit discloses a variance of more than [ * ] from the amount of payments previously paid for the audited period. In such case, the audited Party shall bear the full cost of such audit. The audited Party shall remit any underpayment identified by such audit (plus applicable interest) within [ * ] of the results of such audit. The terms of this Section 5.12 shall survive any termination or expiration of this Agreement for a period of [ * ].

6.	CONFIDENTIALITY

6.1 Nondisclosure of Confidential Information. For all purposes hereunder, “Confidential Information” shall mean all Information disclosed by each Party to the other Party pursuant to this Agreement, including any Information disclosed by each Party to the other Party pursuant to the Non-Disclosure Agreements. [ * ], a Party receiving such item of Confidential Information of the other Party will: (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information (but at a minimum each Party shall use reasonable efforts); (b) not disclose such item of Confidential Information to any Third Party without prior written consent of the other Party; and (c) not use the other Party’s Confidential Information for any purpose except those permitted by this Agreement.

6.2 Exceptions. The obligations in Section 6.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;

(b) Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party;

(c) Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential;

(d) Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

(e) Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the disclosing Party.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

6.3 Authorized Disclosure. Each Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) Filing or prosecuting Patents relating to Products;

(b) Regulatory filings;

(c) Prosecuting or defending litigation;

(d) Complying with applicable governmental regulations; and

(e) Disclosure, in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6.

Before a Party may disclose the Confidential Information of the other Party under this Section 6.3, it shall notify the other Party of a request for disclosure. Furthermore, in the case of a disclosure under Section 6.3(c), the notifying Party will provide such other Party with an opportunity to oppose such disclosure or seek a protective order limiting such disclosure. Upon timely notice of a proposed disclosure to comply with applicable governmental regulations or a request from a governmental authority, the notifying Party shall be relieved of all liability for unauthorized disclosure.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6. In addition, a copy of this Agreement may be filed, furnished or submitted to the Securities and Exchange Commission by Exelixis. In connection with any such filing, Exelixis shall endeavor to obtain confidential treatment of economic and trade secret information.

In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

6.4 Press Releases. If either Party desires to make a public announcement (e.g., press release) concerning the terms of this Agreement or the activities hereunder, such Party shall give reasonable advance notice of the proposed text of such announcement to the other Party for its review and approval prior to announcement, such approval shall not be unreasonably delayed or withheld. Such other Party shall provide its comments, if any, within [ * ] business days after receipt of the proposed text and the Party making such announcement shall consider and address all such comments in good faith. Notwithstanding anything to the contrary, such approval shall not be needed if such public announcement: (a) is required pursuant to the disclosure requirements of the U.S. Securities and Exchange Commission or the national securities exchange or other stock market on which such Party’s securities are traded; (b) solely discloses that a milestone event under this Agreement has been achieved; or (c) solely discloses information that has previously been approved for disclosure by the other Party.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

6.5 Scientific Publications. Each Party shall not publish or present the results of studies carried out under this Agreement without the opportunity for prior review by the other Party. Subject to Section 6.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to Products at least [ * ] prior to its intended submission for publication and agrees to revise such proposed publication to take into account all reasonable comments provided by the other Party within such [ * ]. Each Party shall not have the right to publish or present Confidential Information of the other Party that is subject to Section 6.1.

7.	INTELLECTUAL PROPERTY

7.1 Ownership of Inventions. Each Party shall own any all right, title and interest in and to inventions made, conceived or reduced to practice solely by its employees, agents or independent contractors in their activities hereunder, and any Patents claiming or disclosing such inventions. Inventions hereunder made, conceived or reduced to practice jointly by employees, agents or independent contractors of each Party in the course of performing under this Agreement, and any intellectual rights in such joint inventions, including Patents claiming or disclosing such joint inventions (“Joint Patents”), shall be owned jointly by the Parties in accordance with the joint ownership interests of co-inventors under U.S. patent laws. Inventorship shall be determined in accordance with U.S. patent laws.

7.2 Disclosure. Each Party shall submit a written report to the JRC within [ * ] of the end of each quarter describing any Invention arising during the prior quarter in the course of the Collaboration which it believes may be patentable.

7.3 Patent Prosecution, Maintenance and Enforcement.

(a) Patent Prosecution and Maintenance. Exelixis will prosecute and maintain, at [ * ] cost, the Exelixis Patents in those countries covered by its normal patent prosecution strategy (i.e., the [ * ]), including conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto. If Sankyo requests that Exelixis prosecute and maintain Exelixis Patents in countries beyond those covered by its normal patent prosecution strategy, Sankyo will [ * ] in connection with such prosecution and maintenance. Sankyo’s obligation to [ * ] will cease for a particular Exelixis Patent when such Exelixis Patent no longer claims the composition, method of making, or method of using any Licensed Compound. Sankyo will prosecute and maintain the Sankyo Patents in its discretion, including conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto, at its expense.

(b) Joint Patents. The Parties shall mutually determine which Party shall be responsible for obtaining, prosecuting and/or maintaining Joint Patents, in appropriate countries throughout the world. The prosecuting Party shall consult with the other Party as to the preparation, filing, prosecution and maintenance of such Joint Patents reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

shall furnish to the other Party copies of all relevant documents reasonably in advance of such consultation. Exelixis and Sankyo shall share equally the costs for filing, prosecuting and/or maintaining such Joint Patents throughout the world; provided, however, that either Party may decline to bear its share of the costs and expenses to file, prosecute and/or maintain any particular Joint Patent in any countries. In that case the other Party may undertake the responsibility for filing, prosecuting and/or maintaining such Joint Patent at its own expense, and if it does so, the declining Party shall assign to the other Party all its right, title and interest to any such Joint Patent(s), and, upon such assignment, such Joint Patent(s) shall become the sole property of other Party.

(c) Enforcement of Patent Rights. If either Party becomes aware of a suspected infringement of Exelixis Patents [ * ] (collectively, “Enforceable Patents”) through the development, manufacture or sale of a Product by a Third Party, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Sankyo shall have the first right, but shall not be obligated, to bring an infringement action against such Third Party with respect to the Enforceable Patents at its own expense and by counsel of its own choice, and shall control the progress of the litigation. If Sankyo desires to bring an infringement action against such Third Party, but is prevented by law from initiating such an action on its own, Exelixis will bring the claim on behalf of Sankyo (at Sankyo’s expense), and Sankyo shall be treated as if it brought the action directly. Exelixis shall have the right to participate in such action, at its own expense and by counsel of its own choice and Sankyo shall consider all reasonable requests and comments from Exelixis. If Sankyo fails to bring such an action or proceeding within: (i) [ * ] following the notice of alleged infringement; or (ii) [ * ] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Exelixis shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Sankyo shall have the right to be represented in any such action, at its own expense and by counsel of its own choice. If a Party brings an infringement action pursuant to this Section 7.3(c), the other Party will reasonably assist the enforcing Party (at the enforcing Party’s expense) in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if required by law in order for the enforcing Party to bring such action. Neither Party shall have the right to settle any patent infringement litigation under this Section 7.3(c) in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party. Except as otherwise agreed to by the Parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Sankyo and Exelixis, shall be treated as follows: (i) if Sankyo brings and controls the litigation any recovery for [ * ], and, if Exelixis brings and controls the litigation, any recovery for [ * ]; and (ii) any other recovery realized by either Party as a result of such litigation [ * ].

7.4 Third Party Infringement Claims. If an allegation is made or claim is brought by a Third Party that any activity related to a Product infringes the intellectual property rights of such Third Party, each Party will give prompt written notice to the other Party of such claim. Each Party shall have the right to defend against such allegation or claim at its own expense, in its own name, and under its own direction and control and shall reasonably assist the other Party (at the other Party’s expense) if so requested. Neither Party shall enter into any settlement of any

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

claim described in this Section 7.4 that affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed. If a Party is entitled to indemnification pursuant to Article 9 with respect to a claim described in this Section 7.4, it shall follow the procedures set forth in Article 9 if it wishes to obtain such indemnification.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Mutual Warranties. Each Party represents and warrants to the other Party that: (a) it has the authority and right to enter into and perform this Agreement; (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; and (c) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

8.2 Exelixis Warranties. Exelixis represents and warrants to Sankyo, to Exelixis’ knowledge as of the Effective Date, that:

(a) Exelixis has the full right and power to grant the license set forth in Section 4.1 in the manner and to the extent set forth in this Agreement, free and clear of any adverse assignment, grant or other encumbrances inconsistent with such grant;

(b) Exelixis has not received any written notice or other written communication alleging that [ * ]; and

(c) None of the [ * ].

8.3 No Additional Representations.

(a) Exelixis, its Affiliates, and its and their directors, officers, employees, agents or contractors shall not have or be subject to any liability to Sankyo or any Third Party resulting from the provision to Sankyo, or Sankyo’s use of, any such information, documents or material made available to Sankyo in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby, except to the extent such information, documents or materials are included in the representations or warranties of Exelixis expressly set forth in this Article 8, provided that all such information, documents or material be made available in their original state, without redaction or alteration.

(b) Except as expressly set forth in the representations and warranties set forth in Sections 8.1 and 8.2 of this Agreement: (i) there are no representations or warranties by Exelixis of any kind, express or implied, with respect to Licensed Compounds (including its research, development or commercialization); and (ii) EXELIXIS NEITHER MAKES OR EXTENDS ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

OR USE OF ANY PRODUCT OR ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

8.4 Collaboration Disclaimer. EXCEPT AS PROVIDED IN ARTICLE 8 ABOVE, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, LICENSED COMPOUNDS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY SUCH PARTY AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO THE OTHER PARTY PURSUANT TO THE TERMS OF THE AGREEMENT.

9.	INDEMNIFICATION

9.1 Exelixis. Exelixis shall indemnify, defend and hold harmless Sankyo, its Affiliates, and their respective directors, officers and employees (each a “Sankyo Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including attorneys’ and professional fees and other expenses of litigation and/or arbitration) (“Liabilities”) resulting from any claim, suit or proceeding made or brought by a Third Party against a Sankyo Indemnitee to the extent arising from or occurring as a result of [ * ]; except to the extent that: [ * ].

9.2 Sankyo. Sankyo shall indemnify, defend and hold harmless Exelixis, its Affiliates, and their respective directors, officers and employees (each an “Exelixis Indemnitee”) from and against any and all Liabilities resulting from any claim, suit or proceeding made or brought by a Third Party against an Exelixis Indemnitee to the extent arising from or occurring as a result of: [ * ] except to the extent that: [ * ].

9.3 Procedure. In the event that a Party indemnified hereunder (an “Indemnitee”) intends to claim indemnification under this Article 9, such Indemnitee shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Liability. The Indemnitor shall have the sole right to control the defense and settlement thereof. The Indemnitee shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Article 9. The Indemnitee shall not, except at its own cost and risk, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give. The Indemnitor shall not be required to provide indemnification with respect to a Liability the defense of which is prejudiced by the failure to give notice by the Indemnitee or the failure of the Indemnitee to cooperate with the Indemnitor or where the Indemnitee settles or compromises a Liability without the written consent of the Indemnitor. Each Party shall cooperate with the other Party in resolving any claim or Liability with respect to which a Party is obligated to indemnify the other Party under this Agreement, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

9.4 Limitations on Liability. NOTWITHSTANDING ANY PROVISION HEREIN, A PARTY SHALL IN NO EVENT BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS OR REPRESENTATIVES FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS), UNLESS SUCH DAMAGES: (a) ARE OWED UNDER THE LIABLE PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 9; (b) ARISE FROM A BREACH OF ARTICLE 6; OR (c) ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY.

10.	TERM AND TERMINATION

10.1 Term. The term of this Agreement shall commence on the Effective Date and continue until the expiration of all Sankyo’s payment obligations under this Agreement, unless earlier terminated pursuant to Section 10.2, Section 10.3, or Section 10.4.

10.2 Termination due to [ * ]. If, [ * ], the JRC determines that [ * ], this Agreement shall terminate unless the Parties mutually agree to extend the Research Term.

Upon termination of this Agreement pursuant to this Section 10.2:

(a) all rights under the licenses granted by either Party shall automatically terminate and revert to the granting Party; and

(b) except as specifically prohibited by a surviving obligation in this Agreement, each Party may [ * ].

10.3 Termination by Sankyo. If, at any time [ * ], Sankyo determines that it wishes to withdraw from further development or commercialization of Products, it may terminate this Agreement by giving written notice to Exelixis at least [ * ] prior to the proposed date of termination.

Upon termination of this Agreement by Sankyo pursuant to this Section 10.3:

(a) all rights under the licenses granted under Section 4.1 shall automatically terminate and revert to Exelixis;

(b) Sankyo shall, and hereby does, grant to Exelixis a worldwide, irrevocable, perpetual license, with the right to sublicense, under Sankyo Know-How, Sankyo Patents, and Sankyo’s interest in Joint Patents to the extent that such are necessary to make, have made, use, sell, have sold, offer for sale and import Products. For Products on which Sankyo [ * ] prior to termination, the license described in this Section 10.3(b) shall be non-exclusive, [ * ]. For Products on which Sankyo [ * ] prior to termination and that [ * ], the license described in this Section 10.3(b) shall be exclusive. The licenses for all other Sankyo Patents shall be non-exclusive. [ * ] shall bear a combined royalty of [ * ] of Exelixis Net Sales of such Product by Exelixis or its sublicensee. Sankyo’s right to receive royalties under this Section 10.3(b) shall expire on a country-by-country and Product-by-Product basis upon the [ * ] of: (i) [ * ]; and

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(c) Sankyo shall transfer and assign to Exelixis: (i) all Information relating to the Product, and all regulatory filings and Regulatory Approvals (including all INDs, NDAs, drug dossiers and master files) with respect to Product in Sankyo’s name (ii) all agreements with Third Parties related to the Product, to the extent that they may be assigned, (iii) all trademark related to the Product, and (iv) all supplies of Product (including any intermediates, retained samples and reference standards) that in each case are in Sankyo’s Control and that relate to the Product. Sankyo shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to Exelixis.

10.4 Termination for Material Breach. If either Party has breached any of its material obligations hereunder, and such breach has continued for [ * ] after written notice thereof was provided to the breaching Party by the non-breaching Party, the non-breaching Party may terminate this Agreement. Any termination shall become effective at the end of such [ * ] period unless the breaching Party has cured or made a good faith effort to cure any such breach prior to the expiration of the [ * ] period.

Upon termination of this Agreement by the non-breaching Party pursuant to this Section 10.4:

(a) all rights under the licenses granted by the non-breaching Party shall automatically terminate and revert to the non-breaching Party;

(b) in the case of termination by Sankyo, Exelixis shall, and it hereby does, grant to Sankyo, a worldwide, exclusive (even as to Exelixis), irrevocable, perpetual license, with the right to sublicense, under the Exelixis Know-How, Exelixis Patents, and Exelixis’ interest in the Joint Patents, to make, have made, use, sell, have sold, offer for sale and import Products. For Products on which Sankyo [ * ] prior to termination, the license described in this Section 10.4(b) shall be [ * ]. For Products on which Sankyo [ * ] prior to termination and that [ * ], the license described in this Section 10.4(b) shall [ * ]. Exelixis’ right to receive royalties under this Section 10.4(b) shall expire on a country-by-country and Product-by-Product basis upon the [ * ] of: (i) [ * ];

(c) in the case of termination by Exelixis, Sankyo shall, and hereby does, grant to Exelixis, a worldwide, irrevocable, perpetual license, with the right to sublicense, under the Sankyo Know-How, Sankyo Patents, and Sankyo’s interest in the Joint Patents, to make, have made, use, sell, have sold, offer for sale and import Products. For Products on which Sankyo [ * ] prior to termination, the license described in this Section 10.4(c) shall be [ * ]. For Products on which Sankyo [ * ] prior to termination and that [ * ], the license described in this Section 10.4(c) shall be exclusive. The license for all other Sankyo Patents shall be non-exclusive. All licenses shall [ * ]. Sankyo’s right to receive royalties under this Section 10.4(c) shall expire on a country-by-country and Product-by-Product basis upon the [ * ] of: (i) [ * ]; and

(d) the breaching Party shall transfer and assign to the non-breaching Party: (i) all Information relating to the Product, and all regulatory filings and Regulatory Approvals (including all INDs, NDAs, drug dossiers and master files) with respect to Product in the Breaching Party’s name (ii) all agreements with Third Parties related to the Product, to the extent that they may be assigned, (iii) all trademark related to the Product, and (iv) all supplies of

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Product (including any intermediates, retained samples and reference standards) that in each case are in the breaching Party’s Control and that relate to the Product. The breaching Party shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to the non-breaching Party.

10.5 Accrued Rights. Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination or expiration or preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of, or default under, this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to specific performance as a partial remedy for any such breach.

10.6 Survival. The following provisions of this Agreement shall survive expiration or termination of this Agreement for any reason: [ * ].

11.	MISCELLANEOUS

11.1 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of the Agreement (except as described in Section 11.3), the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the CEO of Exelixis and the General Manager of the Research and Development Headquarters of Sankyo or their designees. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within [ * ] after such notice, such officers of the Parties shall meet for attempted resolution by good faith negotiations. If such officers are unable to resolve such dispute within [ * ] of their first meeting for such negotiations, such dispute shall be finally settled by arbitration. The arbitration shall be held in New York, New York, U.S.A. and be administered by the American Arbitration Association in accordance with its International Arbitration Rules. The arbitration proceeding shall be conducted in English. The award shall be final and binding upon both Parties. Judgment upon the award may be entered in any court having jurisdiction thereof.

11.2 Governing Law. Resolution of all disputes arising out of or related to the Agreement or the performance, enforcement, breach or termination of the Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules applying a different law.

11.3 Patents and Trademarks. Notwithstanding anything to the contrary in this Agreement, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of any Product or of any trademark rights related to any Product shall be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

11.4 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each

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Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a Party participates under this Agreement with respect to Licensed Compounds or Products: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Licensed Compounds or Products (as applicable) shall apply equally to the activities of such Affiliate; and (b) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Articles 4 and 10) as if such intellectual property had been developed by the Party.

11.5 Entire Agreement; Amendments. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. The Parties hereby agree to terminate the Non-Disclosure Agreement by mutual consent, and to have this Agreement supersede the Non-Disclosure Agreement.

11.6 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Exelixis or Sankyo from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

11.7 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

11.8 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed

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to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:	Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083
Attention: SVP, Patents and Licensing

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Robert L. Jones, Esq.

For Sankyo:	Sankyo Co. Ltd.
1-2-58 Hiromachi
Shinagawa-ku, Tokyo 140-8710
Japan
Attention: Director, Pharmacology and Molecular Biology Research Laboratories

With a copy to:	Sankyo Co. Ltd.
1-2-58 Hiromachi
Shinagawa-ku, Tokyo 140-8710
Attention: Koji Kiyofuji, Research and Development Strategy Department

11.9 Consents Not Unreasonably Withheld or Delayed. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for a Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

11.10 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

11.11 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation

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of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.11 shall be null and void and of no legal effect.

11.12 Electronic Data Interchange. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or “EDI”) in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.

11.13 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.14 Severability. If any of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.15 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

11.16 Construction of this Agreement. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” are used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement will be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

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11.17 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

Signature page follows.

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IN WITNESS WHEREOF, Exelixis and Sankyo have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

SANKYO COMPANY, LIMITED		EXELIXIS, INC.

By:	/s/ Yukio Sugimura	By:	/s/ George A. Scangos
Title:	Executive Vice President and	Title:	President and Chief Executive Officer
Representative Director, General Manager
Research and Development Headquarters

Date: 3/22/06			Date: 3/20/06

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Exhibit 1.18

Existing Compound Patents

[ * ]

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Exhibit 2.4

Compound Transfer List

[ * ]

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